As filed with the Securities and Exchange Commission on May 30, 2008
     Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ENCORE ACQUISITION COMPANY
(Exact name of registrant as specified in its charter)

Delaware	75-2759650
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

777 Main Street, Suite 1400	76102
Fort Worth, Texas	(Zip Code)
(Address of Principal Executive Offices)

ENCORE ACQUISITION COMPANY 2008 INCENTIVE STOCK PLAN
(Full title of the plan)

Jon S. Brumley
President and Chief Executive Officer
777 Main Street, Suite 1400
Fort Worth, Texas 76102
(Name and address of agent for service)
Telephone number, including area code, of agent for service: (817) 877-9955
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Proposed
Title of	Amount	Proposed maximum	maximum	Amount of
securities to be	to be	offering price per	aggregate offering	registration
registered	registered(1)	share (2)	price (2)	fee
Common Stock, par value $0.01 per share	2,400,000	$65.87	$158,088,000	$6,212.86

(1)	Pursuant to Rule 416(a), the number of shares of Common Stock registered hereunder includes such indeterminate number of additional shares of Common Stock as may be offered or issued to prevent dilution resulting from stock splits, stock dividends and similar transactions.
(2)	Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee and based upon the average of the high and low sales price of the registrant’s Common Stock as reported on the New York Stock Exchange on May 27, 2008.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Note: The document(s) containing the plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Encore Acquisition Company (the “Company”) shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Company shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents filed with the Commission by the Company are hereby incorporated in this registration statement by reference:
1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2007;

2.	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008;

3.	The Company’s Current Reports on Form 8-K, as filed with the Commission on January 3, 2008, January 28, 2008; February 8, 2008; February 14, 2008; May 12, 2008 and May 22, 2008 (in each case to the extent filed and not furnished); and

4.	The description of the Company’s Common Stock, $0.01 per share, contained in the Company’s Registration Statement on Form 8-A, as filed with the SEC on December 21, 2000 (File No. 001-16295).
     All documents filed with the Commission by the Company pursuant to sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
     Any statement contained herein or incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities
     Not Applicable

Item 5. Interests of Named Experts and Counsel
     Not Applicable
Item 6. Indemnification of Directors and Officers
     Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director or officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and others in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify that director or officer against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith. Article Eight of the Company’s Second Amended and Restated Certificate of Incorporation, as amended, provides for mandatory indemnification of directors and officers to the fullest extent permitted by the DGCL.
     Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. Article Eight of the Company’s Second Amended and Restated Certificate of Incorporation, as amended, contains such a provision.
     The Company has entered into indemnification agreements with each of its executive officers and directors that contractually provide for indemnification and expense advancement and include related provisions meant to facilitate the individual’s receipt of such benefits. These provisions cover, among other things: (1) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination; (2) specification of certain time periods by which certain payments or determinations must be made and actions must be taken; and (3) the establishment of certain presumptions in favor of an indemnitee. The foregoing discussion of the terms of the indemnification agreements is not intended to be exhaustive and is qualified in its entirety by reference to such agreements.
     Agreements the Company may enter into with underwriters, dealers and agents who participate in the distribution of the Company’s securities may contain provisions relating to the indemnification of the Company’s officers and directors.
     The Company also maintains liability insurance for its directors and officers that protects them from certain losses arising from claims or charges made against them in their capacities as directors or officers of the Company.
     See “Item 9. Undertakings” for a description of the Commission’s position regarding indemnification.
Item 7. Exemption from Registration Claimed
     Not Applicable

Item 8. Exhibits
     The following documents are filed as a part of this registration statement or incorporated by reference herein:

Exhibit
No.		Description

4.1*	—	Second Amended and Restated Certificate of Incorporation of Encore Acquisition Company (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, filed with the Commission on November 7, 2001).

4.2*	—	Certificate of Amendment to Second Amended and Restated Certificate of Incorporation of Encore Acquisition Company (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed with the Commission on May 5, 2005).

4.3*	—	Second Amended and Restated Bylaws of Encore Acquisition Company (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, filed with the Commission on November 7, 2001).

4.4*	—	Specimen common stock certificate of Encore Acquisition Company (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1, Registration No. 333-47540, filed with the Commission on December 15, 2000).

4.5	—	Encore Acquisition Company 2008 Incentive Stock Plan.

5.1	—	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.

23.1	—	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

23.2	—	Consent of Ernst & Young LLP.

23.3	—	Consent of Miller and Lents, Ltd.

24.1	—	Powers of Attorney.

*	Incorporated by reference to the filing indicated.

Item 9. Undertakings
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13 or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on the 30th day of May, 2008.

ENCORE ACQUISITION COMPANY
By:	/s/ Jon S. Brumley
Jon S. Brumley
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on the 30th day of May, 2008.

Signature	Title

*	Chairman of the Board and Director
I. Jon Brumley

/s/ Jon S. Brumley	President, Chief Executive Officer and
Jon S. Brumley	Director (Principal Executive Officer)

*	Senior Vice President, Chief Financial Officer,
Robert C. Reeves	Treasurer and Corporate Secretary
(Principal Financial Officer)

*	Vice President, Controller and Principal
Andrea Hunter	Accounting Officer

*	Director
John A. Bailey

*	Director
Martin C. Bowen

*	Director
Ted Collins, Jr.

*	Director
Ted A. Gardner

*	Director
John V. Genova

*	Director
James A. Winne III

*	By:	/s/ Jon S. Brumley

Jon S. Brumley
(Attorney-in-fact)